The following summarizes the relevant incentive periods, performance targets, and formulas established by the Compensation Committee under the 2006 Senior Executive Plan.

(1)

Semi-Annual Incentive Periods. There shall be two six-month incentive periods (the “Semi-Annual Incentive Periods”) commencing on January 1st and July 1st, respectively. The bonus for each semi-annual period is based on 25% of the annual base salary as defined below.

(2)

Quarterly Incentive Periods. In addition, there shall be four quarterly incentive periods (the “Quarterly Incentive Periods”) commencing on the first day of each of the Company’s fiscal quarters. The bonus for each quarterly period is based on 12.5% of the annual base salary as defined below.

(3)	The Semi Annual Incentive Periods and the Quarterly Incentive Periods are collectively referred to as the “Incentive Periods,” and individually as an “Incentive Period.”

Incentive Targets

(1)

Critical Success Factors. Operating profit and revenue shall be the performance targets used to determine whether an Incentive Award shall be paid for an Incentive Period and the amount of any such Incentive Awards to be paid to a Participant under the Plan.

(2)

Establishment of Incentive Targets. The Compensation Committee shall approve minimum level, budget level and stretch level operating profit target (the “OP Targets”) and a minimum level, budget level and stretch level revenue target (the “Rev Targets”) for each Incentive Period for each Executive. The targets are referred to as the “Targets.”

Incentive Award Thresholds

(1)

Operating Profit Threshold. In the event that the Company’s actual operating profit is less than the minimum OP Target for the applicable Incentive Period, no Incentive Award shall be paid to any Executive for such Incentive Period; provided, however, if an Executive has a country and/or a regional OP Target, the portion of the Incentive Award based on such Targets may still be paid to the Executive if actual operating profit for such country and/or region is equal to or greater than the minimum OP Target for such country and /or region.

(2)

Other Thresholds. If actual performance is less than the minimum Target of another specified Target for an Executive in any given Incentive Period, the portion of the Incentive Award tied to such Target shall not be paid for such Incentive Period, but this shall not affect the payment of the portion of the Incentive Award tied to other Targets in which performance is equal to or greater than the minimum Target of the applicable Target except as provided in Paragraph (1) above; provided, however, that Executives who have regional OP Targets shall not be paid any portion of the Incentive Award based on regional Targets if the operating profit for the region is less than the minimum OP Target for the region.

(3)	Performance Rating Threshold. An executive must also be performing at a “bonus eligible” performance level as determined in accordance with the Company’s most recent performance evaluations.

Incentive Awards

(1)

Incentive Awards. In the event the relevant operating profit threshold has been satisfied, the total Incentive Award for an Executive for any Incentive Period shall be determined by multiplying the applicable portion of Participant’s base salary (as defined below) by the sum of all of the Adjusted Bonus Percentages applicable for such Incentive Period with respect to the Targets where the required performance thresholds have been met. Base salary shall be the base salary that is in effect on the date the final Incentive Award is calculated and shall include foreign service premiums, but shall not include cost of living allowances or any other premiums.

(2)

Bonus Percentages. The Committee has established a target bonus percentage (the “Bonus Percentage”) for each Participant representing a percentage of base salary. Seventy percent of such Bonus Percentage will be allocated to Rev Targets and 30% shall be allocated to OP Targets. For division heads and regional vice presidents, the revenue portion may be divided between overall Company revenue performance and region or division revenue performance as approved by the Compensation Committee. Assigned Bonus Percentages shall be adjusted (the “Adjusted Bonus Percentages”) as set forth in Paragraphs (3)(a) and (3)(b) below for each Incentive Period based on actual performance in such Incentive Period.

(3)	Adjusted Bonus Percentages. The formulas described in parts (a) and (b) below are used to adjust the Bonus Percentage for revenue and operating profit (30% of total bonus).

a.

In the event that actual performance equals or exceeds the minimum level Target, but is less than the budget level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [.50+ (.50* ((Actual Performance - Minimum Level Target)/(Budget Level Target - Minimum Level Target))]

The formula results in a 50% negative adjustment to the applicable Bonus Percentage at the minimum level Target, with the adjusted bonus percentage increasing linearly to equal the applicable Bonus Percentage at the budget level Target.

b.

In the event that actual performance equals or is greater than the budget level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [1+ ((Actual Performance - Budget Level Target)/(Stretch Level Target - Budget Level Target))]

The formula results in a linear adjustment to the applicable Bonus Percentage with the Adjusted Bonus Percentage being equal to 200% of the applicable Bonus Percentage at the stretch level Target.

c.	In the event that actual performance exceeds the stretch level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [1+ ((Actual Performance)/(Stretch Level Target))]

(4)	Incentive Awards will be capped according to the following schedule:

a.	For markets which budget a loss and achieve a loss – 100%

b.	For markets which budget a loss and achieve positive results – 150%

c.	For markets which budget operating income less than 5% of revenue – 150%

d.	There is no cap for markets which budget operating income exceeding 5% of total revenue.